August 14, 2015

Dear Fellow Shareholder,

For the quarter ended June 30, 2015, our net income of $707,000 and EBITDA of $2.3 million represents the second best third quarter in the history of our company. We achieved this result on revenues of $35. 1 million, a significant increase over the $24.1 million we achieved last year.

The first nine months of the fiscal year have been better than our business plan. Primarily, this has been driven by our larger projects kicking off earlier in the winter and spring. As I stated last year, we had several delays on our largest project that made FY 2014 appear weak. While fiscal year 2015 shows net income down $440,000 for the nine months ended June 30, 2015 compared to 2014, this is attributed to a $1.2 million tax benefit adjustment in fiscal year 2014. When we look at the income from operations, we show over a $1.2 million improvement for the quarter and $773,000 for the year when comparing against the three and nine months ended June 30, 2014.

Our Nitro Electric Division had revenues of $11.2 million for the quarter, an improvement over the $10.7 million in FY 2014. This enabled us to generate income from operations of $439,000 compared to $301,000. Overall, the number of larger opportunities has increased this year and we feel confident that we will be very competitive in securing our share of the awards.

At CJ Hughes, we increased our third quarter revenue from $10.6 million in fiscal year 2014 to $23.9 million in fiscal year 2015. Our income from operations had an even more dramatic improvement from $265,000 to $1.2 million for the same time periods, respectively. One of the items I have discussed in previous letters is the importance of growing our water and sanitation division. We lost our ability to bond projects in October 2012 and were not able to bid on public water and sanitation projects until the spring of 2014. In the third quarter of fiscal year 2014, we only earned revenue of $650,000 from water and sanitation projects. For the quarter ended June 30, 2015, we earned revenues of $2.2 million and with improved margins. If we are entering a period of lower energy prices and consequently constrained capital budgets for our core customers, this strategy will give us a path to continue to grow our revenue and profits.

Our backlog was $48.8 million dollars at June 30, 2015, which was down from the $55.0 million we had at June 30, 2014. However, we have been notified of an award on a $10.0 million government project at our Nitro division on which we expect to sign a contract in the fourth quarter of fiscal year 2015 and begin work in fiscal year 2016. We plan to release more information on that project once the contract is finalized.

Yours Truly,

/s/ Doug Reynolds

Doug Reynolds, President ESA